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Exhibit 10.12.4

AMENDMENT NO. 4
TO AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF HCPI/TENNESSEE, LLC

        THIS AMENDMENT NO. 4 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HCPI/TENNESSEE, LLC (this "Amendment") is effective as of the first day date of January, 2007 (the "Effective Date") by HCP, Inc., a Maryland corporation (f/k/a Health Care Property Investors, Inc.) (the "Managing Member").

RECITALS

        A.    The Managing Member and each of the persons whose names are set forth on Exhibit A thereto entered into the Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC effective as of October 2, 2003 (the "Original Agreement"), as amended by that certain Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC dated September 29, 2004 (the "First Amendment"), that certain Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC dated October 27, 2004 (the "Second Amendment") and that certain Amendment No. 3 to Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC and New Member Joinder Agreement dated October 19, 2005 (the "Third Amendment," and together with the Original Agreement, the First Amendment and the Second Amendment, the "Operating Agreement"), and which provides that the Managing Member is the Managing Member of Company. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given to such terms in the Operating Agreement.

        C.    The Managing Member has received the written consent of each Member approving this Amendment.

AGREEMENT

        NOW, THEREFORE, the Operating Agreement is hereby amended as of the Effective Date as follows:

        1.     The following definitions are added to Article 1 of the Operating Agreement:

        "Contribution Amount" means, with respect to each Member, the weighted average value per LLC Unit used for purposes of determining the number of LLC Units to be issued to such Member from time to time as a result of its Capital Contributions to the Company.

        "Cumulative Distributions" means, with respect to each Member or its Assignees, the cumulative distributions received by such Member or its Assignees pursuant to Sections 5.1.A(1), 5.1.A(2), 5.1.B, 5.6.A(1), 5.6.A(2), 5.6.B(1) and 5.6.B(2) for the current and all prior Fiscal Years.

        "Excess Distributions" means, with respect to each Member or its Assignees, the excess of (i) such Member's Cumulative Distributions, over (ii) the cumulative Net Income allocated to such Member or its Assignees pursuant to Sections 6.2.A(2)(b) and 6.2.A(2)(c) and pursuant to former Sections 6.2.A(2) and 6.2.B(2) of the Operating Agreement, in each case, for the current and all prior Fiscal Years.

        2.     Section 6.2 of the Operating Agreement is hereby deleted in its entirely and replaced with the following:

  Section 6.2    General Allocations

        A.    Net Income, Depreciation, and Net Loss.    Except as otherwise provided in Sections 6.2.B or 6.3:

          (1)   Net Loss with respect to any Fiscal year of the Company shall be allocated to the Members and Assignees in proportion to their Percentage Interests.

          (2)   Net Income with respect to any Fiscal Year of the Company shall be allocated as follows:

        (a)   First, to the Managing Member and the Non-Managing Members or their Assignees in proportion to, and to the extent that, the amount of cumulative Net Loss previously allocated to such Members or Assignees pursuant to Section 6.2.A(1) exceeds the cumulative amount of Net Income previously allocated to such Members or Assigness pursuant to this Section 6.2.A(2)(a);

        (b)   Second, to the Managing Member and the Non-Managing Members or their Assignees in proportion to, and to the extent of, their Excess Distributions;

        (c)   Thereafter, one hundred percent (100%) to the Managing Member or its Assignees.

        (d)   To the extent the Net Income for a Fiscal Year is comprised of items which are not all of the same character (e.g., ordinary income versus capital gains), the Managing Member shall, subject to the foregoing provisions of this Section 6.2.A(2), allocate such items to the Members in such manner, taking into account the nature of the distributions previously made, and the character of Net Income and Net Loss previously allocated, as determined in the Managing Member's sole and absolute discretion.

        B.    Distributions Upon Liquidation.    If a Liquidating Event occurs in any Fiscal Year, Net Income or Net Loss (or, if necessary, separate items of income, gain, loss and deduction) for such Fiscal Year and any Fiscal Years thereafter shall be allocated among the Members or their Assignees in such amounts as will cause, to the greatest extent possible, the distributions to the Members or their Assignees pursuant to Section 13.3.A(3) to be made in the following order: (x) first, to the Non-Managing Members or their Assignees in proportion to, and to the extent of, the number of LLC Units owned by each such Member or its Assignees at the time of such payment multiplied by such Member's Contribution Amount; (y) second, to the Managing Member or its Assignees in an amount equal to the number of LLC Units owned by the Managing Member or its Assignees at the time of such payment multiplied by the Managing Member's Contribution Amount; and (z) third, ninety-nine percent (99%) to the Managing Member or its Assignees and (y) one percent (1%) to the Non-Managing Members or their Assignees in proportion to the number of Non-Managing Member Units held by each such Non-Managing Member or its Assignees.

        3.     Sections 13.1.D and 13.1.E of the Operating Agreement are deleted in their entirely and replaced with the following:

          D.    a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the Managing Member is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the Managing Member, in each case under any Bankruptcy Law as now or hereafter in effect, unless prior to or within 90 days after the entry of such order or judgment a Majority in Interest of the Non-Managing Members Consent in writing to continue the business of the Company and to the appointment, effective as of a date prior to the date of such order or judgment, a substitute Managing Member;

          E.    the Incapacity of the Managing Member that continues following the Managing Member's good faith, commercially reasonable efforts to remedy such Incapacity, unless prior to or within 90 days after such Incapacity a Majority in Interest of the Non-Managing Members agree in writing to continue the business of the Company and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute Managing Member; or

          F.     a Terminating Capital Transaction.

        4.     Except as expressly amended hereby, the Operating Agreement remains in full force and effect in accordance with its terms.

[signature page follows]

        IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first written above.

MANAGING MEMBER:	HCP, Inc., a Maryland corporation
	By:	/s/ EDWARD J. HENNING
Name: Edward J. Henning Title: Executive Vice President and General Counsel

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  Exhibit 10.12.4
AMENDMENT NO. 4 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HCPI/TENNESSEE, LLC
RECITALS
AGREEMENT